ITEM 99.77I


     Pursuant to the consummation on September 3, 1996 of the Agreement and Plan of Reorganization providing for the acquisition of all of the assets of each Portfolio of Aon Asset Management Fund, Inc., the predecessor of Aon Funds, by a corresponding series of Aon Funds, a Delaware business trust, in exchange for shares of beneficial interest in each such series of Aon Funds, and the distribution of such shares of each series of Aon Funds to shareholders of the corresponding Portfolio of Aon Asset Management Fund, Inc., the rights of the holders of the initial class (Class Y) of shares of the Money Market Fund and the Asset Allocation Fund have been modified. The general effects of the modification upon the rights of the holders of such shares is described in the Proxy Statement of Aon Asset Management Fund, Inc. dated June 10, 1996 filed with the Commission electronically on June 12, 1996, which description is incorporated herein by reference.

     Also on September 3, 1996, Aon Funds commenced offering a second class of shares (Class C) of each of the Money Market Fund and the Asset Allocation Fund and Class Y and Class C shares of four new series, the Government Securities Fund, the S&P 500 Index Fund, the REIT Index Fund and the International Equity Fund. The respective descriptions of these new classes and series called for by applicable registration statement items are included in Post-Effective Amendment No. 9 to the Registration Statement of Aon Funds on Form N-1A filed with the Commission on August 23, 1996 (Registration Nos. 33-43133 and 811-6422), which descriptions are incorporated herein by reference.